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                                                                   EXHIBIT 10.23


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made as of this 12th day of May, 1998, by and between QUINCY JOIST COMPANY, a Florida corporation (the "Company"), SCHUFF STEEL COMPANY, a Delaware Corporation (the "Parent"), and SAM MAHDAVI, an individual ("Executive").


                                    RECITALS

         Company desires to employ Executive, and Executive desires to be employed by Company, on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.       Definitions.  As used herein:

                  (a) "Parent Confidential Information" shall mean confidential, proprietary information or trade secrets of Parent and its subsidiaries, whether now existing, or acquired, developed, or made available anytime in the future to or by Parent or its subsidiaries, including, without limitation, the following: (1) customer and vendor lists and related information as compiled by Parent and its subsidiaries, including name, address, contact persons, pricing, sale and contract terms and conditions, and contract expirations; (2) Parent's and its subsidiaries' internal practices and procedures; (3) Parent's and its subsidiaries' financial condition and financial results of operation; (4) information relating to Parent's and its subsidiaries' strategic planning, sales, financing, bonding and insurance, purchasing, marketing, promotion, distribution, and selling activities; (5) all information which Executive has a reasonable basis to consider confidential or which is treated by Parent or its subsidiaries as confidential; and (6) any and all information having independent economic value to Parent or its subsidiaries that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Executive acknowledges that such information is Parent Confidential Information whether disclosed to or learned by Executive or originated by Executive during his employment by Company or any of its subsidiaries. To the extent that information is not publicly available, it shall be presumed to be confidential.

                  (b) "Termination" shall mean termination of Executive's employment with Company pursuant to Sections 15 to 19 hereof.
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         2. Term of Agreement. This Agreement will commence as of the Closing of the acquisition (the "Acquisition") of Addison Structural Services, Inc. by Parent and shall terminate five (5) years from such date, unless earlier terminated in accordance with, and subject to, the other provisions hereof (the "Term"). The parties may extend the Term for additional one-year terms by mutual written agreement.

         3. Position with Company. During the Term, Executive shall serve as President of Company, shall devote his full business time and efforts to the affairs of Company, and shall faithfully and diligently perform all duties commensurate with such position, including, without limitation, those duties reasonably requested by Company's Board of Directors; provided that (i) unless agreed to by Executive (including appropriate additional compensation), such duties shall not materially vary from the type and scope of duties that Executive has performed for the Company prior to the date of this Agreement,
(ii) in no event will Executive be required to relocate from his current place of employment, and (iii) Executive shall be required to travel to the home office of Parent periodically, but not in excess of reasonable requirements. Executive shall be subject to and comply with all of Company's policies and procedures that are generally applicable to Company's officers and employees. Executive will report directly to Scott Schuff or his successor.

         4. Salary/Bonus.

            (a) Through June 30, 1998, Executive shall continue to be compensated in accordance with existing policies, as described on Schedule A hereto. Effective July 1, 1998, Executive shall be entitled to receive a minimum base salary from Company in the amount of $300,000 annually, payable in equal installments in accordance with Company's general salary payment policies in effect during the Term hereof (the "Minimum Base Salary"). The Minimum Base Salary shall be reviewed annually in December and may be increased (but not decreased) at such times and in such amounts as Company's Board of Directors shall determine taking into account Executive's performance and duties, and such other factors as it deems appropriate.

            (b) Executive shall be entitled to receive a bonus for the year ended June 30, 1998, determined and paid in accordance with existing policies, as described on Schedule A. Effective July 1, 1998, Executive shall be entitled to receive a bonus, payable on or before the 90th day after the end of Company's fiscal year during each year of this Agreement (pro rated for partial years during the Term) equal to two percent (2%) of Company's income before taxes for the most recent twelve month period ending on the last day of Company's fiscal year (or the applicable prorated period, as appropriate), after a mutually agreed upon home office charge and before any goodwill arising from the acquisition of Company by Parent as more fully described on Schedule B (the "Annual Bonus"). Company's income before taxes shall be as determined by Company's independent auditors in accordance with generally accepted accounting principles as in effect on the date of such determination and in conjunction with Company's fiscal year end audit. Notwithstanding the foregoing, in the event the Annual Bonus for any year (pro


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         rated as appropriate) does not equal or exceed $100,000 (the "Minimum
         Bonus"), then Company shall pay to Executive, at the time required for payment of the Annual Bonus, the amount by which $100,000 exceeds the Annual Bonus. In its discretion, the Company may award additional bonuses to Executive from time to time.

         5. Stock Options. On the date hereof, Parent shall grant Executive an option to acquire 20,000 shares of Parent common stock, par value $.001 per share, under the existing option plan of Parent at the closing market price of such shares, as reported on the Nasdaq National Market on the Closing Date of the Acquisition. In addition, Executive shall be entitled to additional options if Company's income before taxes (calculated in accordance with the applicable provisions of paragraph 4 above) in any year exceeds $5,500,000, as set forth on Schedule C attached hereto and entitled "Incentive Stock Option Plan." In addition, the Board of Directors of Parent will review Executive's option position annually and in its discretion may award Executive additional options.

         6. Benefit Plans / Other Benefits. Executive shall be entitled to participate in the Company's health, life and disability insurance programs generally applicable to Company's officers or employees and the Company shall pay all related insurance premiums; provided, however, that, while it is not the Company's (or Parent's ) present intention to do so, nothing herein shall restrict Company's ability to terminate or modify any benefit plan or arrangement.

         7. Expenses and Related Matters. Company shall pay for or reimburse Executive for all business expenses incurred or paid by Executive in furtherance of Company's business, provide Executive with a Company automobile or an automobile allowance and reimburse Executive for country club dues and expenses relating to the existing memberships listed on Schedule D attached hereto, all subject to and in accordance with Parent's policies and procedures of general application and applicable tax laws.

         8. Covenants of Employee. Executive hereby covenants and agrees that, during the term of employment and for a period of twelve months after any Termination of employment, Executive will not:

            (a) Engage, directly or indirectly, either as principal, partner, joint venturer, director, officer, employee, consultant or independent contractor, agent, or proprietor or in any other manner participate in the ownership, management, operation, or control of any person, firm, partnership, limited liability company, corporation, or other entity which engages in joist manufacturing, or any other business of the Company over which Executive has at the time of termination or has had within six (6) months of termination managerial authority within any jurisdiction in which Parent or its subsidiaries does or proposes to do business.

             (b) Directly or indirectly solicit for employment (whether as an employee, consultant, independent contractor, or otherwise) any person who is or was at any time within six (6) months of Termination an employee, consultant, independent contractor or

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         the like of Parent or any of its subsidiaries, unless Parent gives its written consent to such employment or offer of employment which (in the case of consultants, independent contractors and the like) will not be unreasonably withheld.

             (c) Call on or directly or indirectly solicit or divert or take away from Parent or any of its subsidiaries (including, without limitation, by divulging to any competitor or potential competitor of Parent or its subsidiaries) any person, firm, corporation, or other entity who is, or during the preceding twelve months was, a customer or prospective customer of Parent or any of its subsidiaries, for the purpose of providing products and services that are competitive with the services offered by Parent and its subsidiaries .

         9. Confidentiality and Nondisclosure. It is understood that in the course of Executive's employment with Company, Executive will become acquainted with Parent Confidential Information. Executive recognizes that Parent Confidential Information has been developed or acquired at great expense, is proprietary to Parent or its subsidiaries, and is and shall remain the exclusive property of Parent. Accordingly, Executive hereby covenants and agrees that he will not, without the express written consent of Parent, during Executive's employment with Company or its subsidiaries and thereafter or until such time as Parent Confidential Information becomes generally known, or readily ascertainable by proper means, by persons unrelated to Parent or its subsidiaries, disclose to others, copy, make any use of, or remove from Parent's or its subsidiaries' premises any Parent Confidential Information, except as Executive's duties for Company or its subsidiaries may specifically require.

         10. Acknowledgment; Relief for Violation. Executive hereby agrees that the period of time provided for in Sections 8 and 9 and the territorial restrictions and other provisions and restrictions set forth therein are reasonable and necessary to protect Parent, its subsidiaries and its and their successors and assigns in the use and employment of the good will of the business conducted by Parent and its subsidiaries. Executive further agrees that damages cannot compensate Parent in the event of a violation of Section 8 or 9, and that, if such violation should occur, injunctive relief shall be essential for the protection of Parent, its subsidiaries, and its and their successors and assigns. Accordingly, Executive hereby covenants and agrees that, in the event any of the provisions of Sections 8 and 9 shall be violated or breached, Parent and any subsidiary shall be entitled to obtain injunctive relief against Executive, without bond but upon due notice, in addition to such further or other relief as may appertain at equity or law. Obtainment of such an injunction by Parent shall not be considered an election of remedies or a waiver of any right to assert any other remedies which Parent has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by Parent to take action thereon. Executive hereby agrees that he has such skills and abilities that the provisions of Sections 8 and 9 will not prevent him from earning a living.

         11. Extension During Breach. Executive agrees that the time period described in Sections 8 and 9 shall be extended for a period equal to the duration of any breach of such provisions by Executive.



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         12. No Conflicts of Interest.

             (a) During the period of Executive's employment with Company, Executive will not independently engage in the same or a similar line of business as Parent or its subsidiaries, or, directly or indirectly, serve, advise, or be employed by any individual, firm, partnership, association, corporation, or other entity engaged in the same or similar line or lines of business.

             (b) Executive is not a promoter, director, employee, or officer of, or consultant or independent contractor to, a business organized for profit, nor will Executive become a partner, promoter, director, employee, or officer of, or consultant to, such a business while employed by Company or its subsidiaries without first obtaining the prior written approval of Parent. Executive disclaims any such relationship or position with any such business. Should Executive become a promoter, director, employee, or officer of, or a consultant to, a business organized for profit upon obtaining such prior written approval, Executive understands that Executive has a continuing obligation to advise Parent at such time of any activity of Parent or such other business that presents Executive with a conflict of interest as an employee of Company.

             (c) Should any matter of dealing in which Executive is involved, or hereafter becomes involved, on his own behalf or as an employee of Company, appear to present a possible conflict of interest under any policy of Parent or any subsidiary then in effect, Executive will promptly disclose the facts to Parent's Board of Directors so that a determination can be made as to whether a conflict of interest does exist. Executive will take whatever action is requested of Executive by Parent or its Board of Directors to resolve any conflict which it finds to exist, including severing the relationship which creates the conflict.

         13. Return of Company Materials and Parent Confidential Information. Upon Termination, Executive shall promptly deliver to Company the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Parent Confidential Information or relating directly or indirectly to the business of Parent or its subsidiaries in the possession or control of Executive.

         14. No Agreement With Others. Executive represents, warrants, and agrees that Executive is not a party to any agreement with any other person or business entity, including former employers, that in any way affects Executive's employment by Company or relates to the same subject matter of this Agreement or conflicts with his obligations under this Agreement, or restricts Executive's services to Company.

         15. Termination for Cause. Company shall have the right to terminate Executive for Cause at any time if any of the following events have occurred:



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             (a) Executive wilfully fails to perform his duties hereunder
         (whether by reason of drug or alcohol addiction or otherwise), or otherwise materially breaches this Agreement;

             (b) Executive refuses or fails to follow any lawful direction of Company's Board of Directors or violates any lawful policy established by Company from time to time regarding the conduct of its businesses and such refusal, failure or violation has had or is reasonably likely to have a material adverse effect on or be materially disruptive to Company; or

             (c) Executive (i) is charged with or convicted of committing a felony, (ii) engages in conduct involving fraud, embezzlement or theft, or (iii) engages in other illegal or unethical conduct (such as dishonesty or moral turpitude) that has been or is likely to be materially detrimental to Company or has had or is reasonably likely to have a material adverse impact on the standing or reputation of Executive or Company.

Company shall provide written notice of a termination for Cause hereunder and, with respect to a purported violation of subsection (a) or (b) above that is curable in such time period, shall afford Executive an opportunity to cure or disprove the purported violation for the twenty-day period following such notice. Upon a termination for Cause, Executive shall be entitled to receive only his Minimum Base Salary, the amount of any unpaid Annual Bonus earned in any complete fiscal year of the Company preceding the date of Termination, and any benefits as are due Executive through the effective date of such Termination.

         16. Termination Upon Voluntary Resignation. Executive may resign his employment with Company at any time and shall provide Company with not less than 90 days prior written notice thereof. In the event Executive voluntarily resigns his employment with Company, Executive shall be entitled to receive only such Minimum Base Salary, the amount of any unpaid Annual Bonus earned in any complete fiscal year of the Company preceding the date of Termination, and any benefits as are due Executive through the effective date of such resignation.

         17. Termination Upon Death of Executive. If during the term of this Agreement Executive dies, then this Agreement shall terminate and Company shall pay to the estate of Executive only the Minimum Base Salary due Executive through the date of his death, the amount of any unpaid Annual Bonus earned in any complete fiscal year of the Company preceding the date of Termination, and any benefits (including any life insurance benefits provided to Executive's estate under Company's standard policies as in effect).

         18. Termination Upon Disability of Executive. If during the term of this Agreement Executive is unable to perform the services required of Executive pursuant to this Agreement for a continuous period of 180 days due to disability or incapacity by reason of any physical or mental illness or in the event Executive becomes permanently disabled or incapacitated (in each case, as reasonably determined by Parent's Board of Directors), then Company shall have the right to

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terminate this Agreement at the end of such 180-day period or upon such determination of permanent disability, whichever occurs earlier, by giving written notice to Executive. Executive shall be entitled to receive only such Minimum Base Salary, the amount of any unpaid Annual Bonus earned in any complete fiscal year of the Company preceding the date of Termination, and any benefits as are due Executive through the effective date of such Termination.

         19. Termination by Company Other than for Cause, Death, Disability, or Voluntary Resignation. Company may elect at any time following ten (10) days prior written notice to terminate Executive for any reason other than for Cause, death, disability, or voluntary resignation of Executive. If such Termination occurs, Executive shall be entitled to receive the Minimum Base Salary and the Minimum Bonus over the twelve month period following such Termination or remainder of the Term, whichever is less.

         20. Change of Control. In the event that (i) any person or entity (or related group of persons or entities) other than Parent acquires direct or indirect control of securities representing 50% or more of the total voting power of all outstanding securities of Company or (ii) any person or entity (or related group of persons or entities) other than the Schuff family acquires direct or indirect control of securities representing 50% or more of the total voting power of all outstanding securities of Parent, Executive will have the right to terminate this Agreement within 30 days thereafter by giving written notice to the Company, in which event the provisions of Section 8(a) shall not apply to Executive and Executive will be entitled to only those benefits described in Section 16.

         21. Arbitration. Any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to Company and Executive. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) shall award compensatory damages to the prevailing party. The arbitrator(s) shall have no authority to award consequential or punitive or statutory damages, and the parties hereby waive any claim to those damages to the fullest extent allowed by law. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in Miami, Florida. The arbitrator(s) shall award reasonable attorneys' fees and costs to the prevailing party.

         22. Severability; Reformation. In the event any court or arbiter determines that any of the restrictive covenants in this Agreement, or any part thereof, is or are invalid or unenforceable,

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the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect, without regard to invalid portions. If any of the provisions of this Agreement should ever be deemed to exceed the temporal, geographic, or occupational limitations permitted by applicable laws, those provisions shall be and are hereby reformed to the maximum temporal, geographic, or occupational limitations permitted by law. In the event any court or arbiter refuses to reform this Agreement as provided above, the parties hereto agree to modify the provisions held to be unenforceable to preserve each party's anticipated benefits thereunder.

         23. Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

                  If to Parent
                  or Company :      Schuff Steel Company
                                    420 South 19th Avenue
                                    Phoenix, Arizona 85009
                                    Phone: (602) 452-4445
                                    FAX: (602) 452-4465
                                    Attention: President

                  With a copy to:   Snell & Wilmer L.L.P.
                                    One Arizona Center
                                    Phoenix, Arizona 85004-0001
                                    Phone: (602) 382-6252
                                    FAX:  (602) 382-6070
                                    Attn:  Steven D. Pidgeon, Esq.

                  If to Executive:  Sam Mahdavi
                                    3601 Gardenview Way
                                    Tallahasee, Florida  32308
                                    Phone:  (850) 894-2604
                                    FAX:  None

                  With a copy to:   King & Spalding
                                    191 Peachtree Street, N.E.
                                    Atlanta, Georgia  30303-1763
                                    Phone:  (404) 572-4600
                                    FAX:  (404) 572-5147
                                    Attn: Michael J. Egan III, Esq.

         All such notices and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if delivered by mail; and when receipt is acknowledged, if telecopied.


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         24. Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

         25. Governing Law. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Florida, without regard to its conflict of laws rules.

         26. Assignment; Third Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise, except that Company may assign all or any portion of its rights under this Agreement to any subsidiary or affiliate of the Company, but no such assignment shall relieve Company of its obligations hereunder, and except that this Agreement may be assigned to any corporation or entity with or into which Company may be merged or consolidated or to which Company transfers all or substantially all of its assets, and such corporation or entity assumes this Agreement and all obligations and undertakings of Company hereunder. Parent and its subsidiaries are third party beneficiaries hereof and each may enforce this Agreement.

         27. Further Assurances. At any time on or after the date hereof, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transaction contemplated in this Agreement or otherwise carry out the purpose of this Agreement.
         28. Gender, Number and Headings. The masculine, feminine, or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

         29. Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         30. Attorneys' Fees and Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.


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         31. Section and Paragraph Headings. The Article and Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         32. Amendment. This Agreement may be amended only by an instrument in writing executed by all parties hereto.

         33. Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses incident to this Agreement and the transactions contemplated hereby, including without limitation, all fees of counsel, consultants, and accountants.

         34. Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements, whether oral or in writing.

         35. Withholding. Executive acknowledges and agrees that payments made to Executive by Company pursuant to the terms of this Agreement may be subject to tax withholding and that Company may withhold against payments due Executive any such amounts as well as any other amounts payable by Executive to Company.

         36. Release. Receipt of any of the benefits to be provided to Executive under this Agreement following termination of Executive's employment hereunder shall be subject to execution and delivery by Executive of a release reasonably satisfactory to Company of any and all claims that Executive may have against Company or any related person, except for the continuing obligations provided herein, and an agreement that Executive shall not disparage Company or any of its directors, officers, employees or agents.

         37. Guarantee. Schuff Steel Company hereby guarantees the obligations of the Company under this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                              QUINCY JOIST COMPANY, a Florida corporation


                              By: /s/ E.C. Addison
                                  ---------------------------------------
                              Name: E.C. Addison
                              Its:  Chairman

                              SCHUFF STEEL COMPANY, a
                              Delaware corporation


                              By: /s/ Scott A. Schuff
                                  ---------------------------------------
                              Name: Scott A. Schuff
                              Its:  President and Chief Executive Officer


                              /s/ Sam Mahdavi
                              -------------------------------------------
                              SAM MAHDAVI


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                                    SCHEDULES

Existing Compensation Policies through June 30, 1998...........................A

New Cash Bonus Policy..........................................................B

Incentive Stock Option Plan....................................................C

Existing Country Club Memberships..............................................D


* The registrant hereby agrees to furnish the above Schedules to the Securities and Exchange Commission upon request.


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